Exhibit 99

Piper Jaffray Companies Reports First Quarter 2019 Results
MINNEAPOLIS–April 26, 2019–Piper Jaffray Companies (NYSE: PJC) today announced its results for the first quarter ended March 31, 2019.
"We started 2019 strong, highlighted by advisory services and improved performance in fixed income brokerage," said Chad R. Abraham, chief executive officer. "These results drove a meaningful increase in our operating performance year-over-year."

	First Quarter 2019 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q1	vs.	vs.	Q1	vs.	vs.
	2019	Q4-18	Q1-18	2019	Q4-18	Q1-18
Net revenues	$191.8	-15%	14%	$191.4	-14%	14%
Net income applicable to Piper Jaffray Companies	$19.4	7%	83%	$23.1	-23%	8%
Earnings per diluted common share	$1.32	9%	181%	$1.57	-21%	14%
(1) A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS

•	Net revenues of $192 million in the quarter reflect a strong start to the year driven by advisory services and fixed income sales and trading.

•	Advisory services generated revenues of $115 million, or 60% of total net revenues, and we believe our full year pipeline remains strong.

•	Fixed income sales and trading registered a strong quarter with revenues of $24 million, up meaningfully over the prior year periods.

•	Recognized with the 2019 Industrials Deal of the Year award by The M&A Advisor in the 11th Annual International Awards.

STRATEGIC UPDATES

•	During the quarter, we announced the signing of a definitive agreement for the acquisition of Weeden & Co. L.P. ("Weeden & Co."), an execution broker-dealer for institutional clients.

•	Client reactions have been positive as clients see the value proposition in combining Weeden & Co.'s highly ranked execution platform and our strong research platform.

•	Personnel from both firms are working collaboratively toward a smooth integration.

•	Acquisition expected to close early in the third quarter of 2019, subject to the satisfaction of customary closing conditions.

TALENT

•
Continued expanding our investment banking platform with the hiring of two managing directors during the quarter; one in each of technology and financial services. This was our fourth consecutive quarter of a net increase to our managing director headcount, which was 91 at the end of the quarter.

•	Strengthened distribution of our specialty sector financings by adding a senior trader and underwriter as co-head of the high yield and structured products desk.

•	Added a senior public finance banker in Pennsylvania, a targeted growth market in our continued efforts to expand our state and local government practice.

CAPITAL RETURNED

•	Returned $59.6 million to shareholders during the quarter through dividends and share repurchases.

•	Aggregate dividends paid during the quarter of $19.9 million, or $1.39 per share, included our special annual dividend of $1.01 per share and our regular quarterly dividend of $0.375 per share.

•	Repurchased approximately 564,000 shares of common stock, or $39.7 million, at an average price of $70.47 per share during the first quarter of 2019.

•	Declared a quarterly cash dividend of $0.375 per share to be paid to shareholders of record as of May 24, 2019.

SELECTED FINANCIAL DATA
U.S. GAAP Results and Commentary
The following summarizes our results on a U.S. GAAP basis:

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2019	2018	2018	Q4-18	Q1-18
Net revenues	$191,832	$224,371	$169,062	-15%	14%
Compensation and benefits expenses	$122,636	$142,952	$115,170	-14%	7%
Non-compensation expenses	$46,266	$49,474	$45,854	-6%	1%
Pre-tax operating income	$22,930	$31,945	$8,038	-28%	185%
Net income applicable to Piper Jaffray Companies	$19,422	$18,184	$10,603	7%	83%
Earnings per diluted common share	$1.32	$1.21	$0.47	9%	181%

Compensation ratio	63.9%	63.7%	68.1%
Non-compensation ratio	24.1%	22.1%	27.1%
Pre-tax operating margin	12.0%	14.2%	4.8%
Compensation ratio of 63.9% in the first quarter of 2019 declined compared to the prior year period due to lower acquisition-related compensation.
Non-compensation expenses of $46.3 million in the current quarter declined 6% on a sequential basis primarily due to lower reimbursed deal expenses resulting from decreased equity financing activity.
Net income and earnings per share of $19.4 million and $1.32, respectively, in the first quarter of 2019 increased compared to both the sequential quarter and year-ago period. Results in the fourth quarter of 2018 were impacted by increased income tax expense related to a deferred tax asset valuation allowance in the United Kingdom. Compared to the year-ago period, results increased driven by higher revenues and improved operating leverage.

Non-GAAP Results and Commentary
Throughout the press release we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP").
The non-GAAP financial measures include adjustments to exclude:
(1) revenues and expenses related to noncontrolling interests,
(2) amortization of intangible assets related to acquisitions,
(3) compensation and non-compensation expenses from acquisition-related agreements,
(4) the impact from remeasuring deferred tax assets resulting from changes to the U.S. federal tax code,
(5) the impact of a deferred tax valuation allowance, and
(6) the impact of the annual special cash dividend paid in the first quarter resulting in an undistributed loss on earnings per diluted common share.
Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
The following summarizes our results on an adjusted, non-GAAP basis:

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2019	2018	2018	Q4-18	Q1-18
Adjusted net revenues	$191,419	$223,107	$168,143	-14%	14%
Adjusted compensation and benefits expenses	$120,329	$137,161	$104,966	-12%	15%
Adjusted non-compensation expenses	$43,011	$45,489	$42,167	-5%	2%
Adjusted pre-tax operating income	$28,079	$40,457	$21,010	-31%	34%
Adjusted net income	$23,070	$29,934	$21,322	-23%	8%
Adjusted earnings per diluted common share	$1.57	$1.99	$1.38	-21%	14%

Adjusted compensation ratio	62.9%	61.5%	62.4%
Adjusted non-compensation ratio	22.5%	20.4%	25.1%
Adjusted pre-tax operating margin	14.7%	18.1%	12.5%
The variance explanation for adjusted non-compensation expenses on a non-GAAP basis is consistent with non-compensation expenses on a U.S. GAAP basis.
Adjusted compensation ratio of 62.9% for the current quarter increased compared to the sequential quarter due to lower revenues, and increased compared to the year-ago quarter driven by higher payroll taxes and benefit expenses.
Adjusted net income and adjusted earnings per share of $23.1 million and $1.57, respectively, in the current quarter declined compared to the sequential quarter due primarily to lower revenues. Results increased compared to the year-ago period due to higher revenues offset in part by a higher tax rate. The tax impact of restricted stock vesting is more pronounced in the first quarter of the year when the majority of our vestings occur. In the current quarter, we recorded a tax benefit of $1.7 million related to restricted stock vesting at values greater than the grant price, which increased earnings by $0.11 per share. The tax benefit in the prior year quarter of $5.0 million increased earnings by $0.33 per share. Excluding the tax benefit from the current and year-ago period, adjusted earnings per share increased 39% on a year-over-year basis.

BUSINESS SEGMENT RESULTS
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.
U.S. GAAP Results and Commentary
Capital Markets
The following summarizes our Capital Markets business segment results on a U.S. GAAP basis:

	Three Months Ended
(Dollars in thousands, except client transaction data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2019	2018	2018	Q4-18	Q1-18
Net revenues	$182,391	$215,035	$157,896	-15%	16%
Operating expenses	158,453	181,660	148,860	-13%	6%
Pre-tax operating income	$23,938	$33,375	$9,036	-28%	165%
Pre-tax operating margin	13.1%	15.5%	5.7%

Client transactions
Advisory deals
Completed (#)	35	52	36	-33%	-3%
Aggregate value (in billions)	$11.9	$10.3	$5.2	16%	129%

Equity financing deals
Bookrun (#)	7	12	17	-42%	-59%
Total (#)	12	15	25	-20%	-52%
Capital raised (in billions)	$5.2	$2.9	$4.5	79%	16%

Municipal negotiated issues
Total (#)	77	134	59	-43%	31%
Par value (in billions)	$1.7	$3.4	$1.6	-50%	6%
Advisory services revenues of $114.9 million in the current quarter decreased 10% compared to a strong fourth quarter of 2018. On a year-over-year basis, the number of completed transactions were essentially flat, however revenues increased 53% driven by the closing of a couple large deals. The uneven distribution of the number and size of deals results in revenue fluctuations period over period. We believe our full year pipeline remains strong and, consistent with prior years, will be more weighted toward the second half of the year.
Equity financing revenues of $13.5 million decreased 39% and 64% compared to the sequential quarter and year-ago period, respectively, driven by fewer completed transactions which was exacerbated by fewer bookrun deals. Equity financing activity started slow in 2019 due to the federal government shut down and market volatility in the fourth quarter of 2018.
Debt financing revenues of $13.1 million, decreased 53% compared to the fourth quarter of 2018, reflecting a slower than anticipated start to the year. Revenues in the current quarter increased 70% compared to the historical slow first quarter of 2018, which was impacted by federal tax reform. Municipal issuance volumes were up on a year-over-year basis, but remain low on a historical basis. We expect our performance to increase from these levels.

Equity institutional brokerage revenues of $15.7 million were down 30% and 13% compared to the sequential and year-ago quarter, respectively. Market volatility and volumes were relatively subdued during the quarter, which negatively impacted our performance. Revenues in the fourth quarter of 2018 were aided by an increase in payments received for research, while the first quarter of 2018 included higher block trading revenues.
Fixed income institutional brokerage revenues of $23.7 million increased 62% and 45% compared to the sequential quarter and year-ago period, respectively. Increased client activity at the start of the year and better overall trading performance, combined with improved municipal markets, drove our strong results during the quarter. We continue to manage inventory and risk, which ended the current quarter at levels consistent with the fourth quarter of 2018. With low interest rates and a flat yield curve, we expect customer activity to slow in the near term.
Operating expenses for the first quarter of 2019 were $158.5 million, down 13% compared to the fourth quarter of 2018 primarily due to lower compensation expenses arising from decreased revenues. Operating expenses in the current quarter increased 6% compared to the first quarter of 2018 primarily due to higher compensation expenses from increased revenues offset in part by lower acquisition-related compensation.
Segment pre-tax operating margin was 13.1% in the current quarter compared to 15.5% in the fourth quarter of 2018 and 5.7% in the year-ago period. Segment pre-tax operating margin declined on a sequential basis and improved on a year-over-year basis driven by the relative changes in revenues. Additionally, segment pre-tax operating margin in the first quarter of 2018 was impacted by higher acquisition-related compensation.
Asset Management
The following summarizes our Asset Management business segment results on a U.S. GAAP basis:

	Three Months Ended
(Dollars in thousands, except AUM)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2019	2018	2018	Q4-18	Q1-18
Net revenues	$9,441	$9,336	$11,166	1%	-15%
Operating expenses	10,449	10,766	12,164	-3%	-14%
Pre-tax operating loss	$(1,008)	$(1,430)	$(998)	N/M	N/M
Pre-tax operating margin	-10.7%	-15.3%	-8.9%

Assets under management (in millions)	$6,311	$5,755	$6,877	10%	-8%
N/M — Not meaningful
Assets Under Management ("AUM") at March 31, 2019 of $6.3 billion increased compared to $5.8 billion at December 31, 2018 primarily driven by market appreciation as the equity markets recovered from the steep declines we experienced in the fourth quarter of 2018. AUM decreased compared to $6.9 billion at March 31, 2018 principally due to net client outflows.
Management and performance fees of $9.3 million decreased 3% and 17% compared to the sequential quarter and year-ago period, respectively, due to lower average AUM and a lower effective yield driven by the mix of our products.
Operating expenses for the current quarter were $10.4 million, down 3% and 14% compared to the sequential quarter and year-ago period, respectively. The decrease compared to both of the prior periods primarily resulted from lower compensation expense arising from decreased revenues.
Segment pre-tax operating margin was negative in the current and prior year periods due to a pre-tax operating loss resulting from intangible amortization expense, respectively.

Non-GAAP Results and Commentary
Capital Markets
The following summarizes our Capital Markets business segment results on a non-GAAP basis:

	Three Months Ended
(Dollars in thousands)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2019	2018	2018	Q4-18	Q1-18
Adjusted net revenues	$181,978	$213,771	$156,977	-15%	16%
Adjusted operating expenses	$154,250	$173,284	$136,370	-11%	13%
Adjusted pre-tax operating income	$27,728	$40,487	$20,607	-32%	35%
Adjusted pre-tax operating margin	15.2%	18.9%	13.1%
The variance explanations for our Capital Markets business segment results on a non-GAAP basis are consistent with those for our Capital Markets business segment results on a U.S. GAAP basis.
Asset Management
The following summarizes our Asset Management business segment results on a non-GAAP basis:

	Three Months Ended
(Dollars in thousands)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2019	2018	2018	Q4-18	Q1-18
Adjusted net revenues	$9,441	$9,336	$11,166	1%	-15%
Adjusted operating expenses	$9,090	$9,366	$10,763	-3%	-16%
Adjusted pre-tax operating income/(loss)	$351	$(30)	$403	N/M	-13%
Adjusted pre-tax operating margin	3.7%	-0.3%	3.6%
N/M — Not meaningful
The variance explanations for our Asset Management business segment results on a non-GAAP basis are consistent with those for our Asset Management business segment results on a U.S. GAAP basis. The differences between our operating expenses and pre-tax operating margin on a U.S. GAAP basis, and our adjusted operating expenses and adjusted pre-tax operating margin on a non-GAAP basis, are due to intangible asset amortization.

TAXES
For the three months ended March 31, 2019 and 2018, we recorded a tax benefit of $1.7 million and $5.0 million, respectively, related to restricted stock vesting at values greater than the grant price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate was 23.9% and 22.5% for the three months ended March 31, 2019 and 2018, respectively.

CAPITAL
Dividends
In the first quarter of 2019, we paid a special annual cash dividend on the company's common stock of $1.01 per share. This special annual cash dividend related to our fiscal year 2018 adjusted net income, of which we returned approximately 40% to shareholders through this special annual dividend and the regular quarterly dividends paid during 2018. We also paid a quarterly dividend on the company's common stock of $0.375 per share during the quarter. Both the special annual dividend and quarterly dividend were paid on March 15, 2019 to shareholders of record as of the close of business on February 25, 2019.
Our Board of Directors has declared a quarterly cash dividend on the company's common stock of $0.375 per share to be paid on June 14, 2019, to shareholders of record as of the close of business on May 24, 2019.

Share Repurchases
During the first quarter of 2019, we repurchased approximately 564,000 shares of common stock, or $39.7 million, at an average price of $70.47 primarily from restricted stock holders upon vesting.

Share Grants
In the first quarter of 2019, we granted $18.4 million, or approximately 247,000 shares, of restricted stock to our employees as part of their 2018 earned compensation at a weighted average grant date fair value of $74.40 per share.

ADDITIONAL INFORMATION

	Mar. 31,	Dec. 31,	Mar. 31,
	2019	2018	2018
Human Capital
Full time employees	1,240	1,256	1,259
Investment banking managing directors	91	90	86

Shareholder Information
Common shareholders’ equity (in millions)	$661.3	$677.4	$688.0

Common shares outstanding (in millions)	13.5	13.0	13.3
Restricted shares outstanding (in millions)	0.8	1.6	1.9
Total shares outstanding (in millions)	14.3	14.6	15.2

Return on average common shareholders’ equity – rolling 12 month *	9.7%	8.3%	-9.6%
Adjusted return on average common shareholders’ equity – rolling 12 month †	14.0%	13.6%	13.7%
Book value per share	$49.10	$52.13	$51.73
Tangible book value per share ‡	$42.26	$44.88	$44.06

*
Rolling 12 month return on average common shareholders' equity is computed by dividing net income applicable to Piper Jaffray Companies' for the last 12 months by average monthly common shareholders' equity.

†
Adjusted rolling 12 month return on average common shareholders' equity, a non-GAAP measure, is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity. For a detailed explanation of the components of adjusted net income, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." Management believes that the adjusted rolling 12 month return on average common shareholders' equity provides a meaningful measure of our return on the core operating results of the business.

‡    Tangible book value per share, a non-GAAP measure, is computed by dividing tangible common shareholders' equity by common shares outstanding. Tangible common shareholders' equity equals total common shareholders' equity less goodwill and identifiable intangible assets. Management believes that tangible book value per share is a meaningful measure of the tangible assets deployed in our business. Shareholders' equity is the most directly comparable U.S. GAAP financial measure to tangible shareholders' equity. The following is a reconciliation of shareholders' equity to tangible shareholders' equity:

	As of	As of	As of
(Amounts in thousands)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018
Common shareholders’ equity	$661,320	$677,444	$687,992
Deduct: goodwill and identifiable intangible assets	92,117	94,229	102,074
Tangible common shareholders’ equity	$569,203	$583,215	$585,918

Conference Call
Chad R. Abraham, chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will hold a conference call to review the financial results on Friday, April 26, 2019, at 9 a.m. Eastern Time (8 a.m. Central Time). The earnings release will be available on or after April 26, 2019, at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888) 810-0209 (toll-free domestic) or (706) 902-1361 (international) and referencing reservation number: 7079807. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately noon Eastern Time (11 a.m. Central Time) on April 26, 2019 at the same Web address or by dialing (855) 859-2056 and referencing reservation number: 7079807.
Investor Relations Contact
Tim Carter
Chief Financial Officer, Piper Jaffray
612 303-5607
timothy.l.carter@pjc.com

About Piper Jaffray
Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Aberdeen and Hong Kong. www.piperjaffray.com
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs) for 2019, the size of our anticipated transactions, areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage and asset management businesses, anticipated financial results generally (including expectations regarding our revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), the level of financial instruments owned (i.e., our securities inventory), our strategic priorities (including growth of investment banking), the payment of our quarterly and special dividends to our shareholders, the expected benefits of our acquisition of Weeden & Co. LP, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:

•
revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;

•
market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;

•
the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;

•
asset management revenue may vary based on product trends favoring passive investment products, and investment performance and market factors, with market factors impacting certain sectors that are more heavily weighted to our business (e.g. energy-based MLP funds);

•
interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets;

•	the expected benefits of any acquisitions or strategic hires, including that of Weeden & Co. LP, may take longer than anticipated to achieve or may not be achieved in their entirety or at all;

•	our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2019 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended					Percent Inc/(Dec)
	Mar. 31,		Dec. 31,	Mar. 31,		1Q '19	1Q '19
(Amounts in thousands, except per share data)	2019		2018	2018		vs. 4Q '18	vs. 1Q '18
Revenues:
Investment banking	$141,061		$177,775	$120,841		(20.7)%	16.7%
Institutional brokerage	34,954		32,102	27,645		8.9	26.4
Asset management	10,418		11,097	12,589		(6.1)	(17.2)
Interest	7,567		7,566	10,413		—	(27.3)
Investment income/(loss)	475		(1,760)	2,912		N/M	(83.7)
Total revenues	194,475		226,780	174,400		(14.2)	11.5

Interest expense	2,643		2,409	5,338		9.7	(50.5)

Net revenues	191,832		224,371	169,062		(14.5)	13.5

Non-interest expenses:
Compensation and benefits	122,636		142,952	115,170		(14.2)	6.5
Outside services	9,142		10,933	8,939		(16.4)	2.3
Occupancy and equipment	8,750		9,245	8,578		(5.4)	2.0
Communications	8,630		7,509	8,626		14.9	—
Marketing and business development	7,395		7,675	7,299		(3.6)	1.3
Deal-related expenses	4,728		6,232	5,051		(24.1)	(6.4)
Trade execution and clearance	1,806		1,774	2,163		1.8	(16.5)
Intangible asset amortization	2,112		2,615	2,615		(19.2)	(19.2)
Other operating expenses	3,703		3,491	2,583		6.1	43.4
Total non-interest expenses	168,902		192,426	161,024		(12.2)	4.9

Income before income tax expense/(benefit)	22,930		31,945	8,038		(28.2)	185.3

Income tax expense/(benefit)	4,124		13,696	(2,581)		(69.9)	N/M

Net income	18,806		18,249	10,619		3.1	77.1

Net income/(loss) applicable to noncontrolling interests	(616)		65	16		N/M	N/M

Net income applicable to Piper Jaffray Companies (a)	$19,422		$18,184	$10,603		6.8%	83.2%

Net income applicable to Piper Jaffray Companies’ common shareholders (a)	$17,835		$16,164	$6,435		10.3%	177.2%

Earnings per common share
Basic	$1.35		$1.22	$0.47		10.7%	187.2%
Diluted (b)	$1.32		$1.21	$0.47		9.1%	180.9%

Dividends declared per common share	$1.39	(c)	$0.38	$2.00	(d)	265.8%	(30.5)%

Weighted average number of common shares outstanding
Basic	13,204		13,191	13,096		0.1%	0.8%
Diluted	13,530		13,367	13,382		1.2%	1.1%
N/M — Not meaningful

(a)
Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of distributed and undistributed earnings to participating securities. No allocation of undistributed earnings is made for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss. Distributed earnings (e.g., dividends) are allocated to participating securities. Participating securities include the Company’s unvested restricted shares for restricted stock awards granted prior to 2019.

(b)
Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss.

(c)	Includes the declaration of a special cash dividend of $1.01 per share and a quarterly cash dividend of $0.375 per share on the Company's common stock.

(d)	Includes the declaration of a special cash dividend of $1.62 per share and a quarterly cash dividend of $0.375 per share on the Company's common stock.

Piper Jaffray Companies
Preliminary Segment Data (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '19	1Q '19
(Dollars in thousands)	2019	2018	2018	vs. 4Q '18	vs. 1Q '18
Capital Markets
Investment banking
Advisory services	$114,879	$128,050	$75,329	(10.3)%	52.5%
Financing
Equities	13,527	22,304	37,642	(39.4)	(64.1)
Debt	13,082	27,789	7,686	(52.9)	70.2
Total investment banking	141,488	178,143	120,657	(20.6)	17.3

Institutional sales and trading
Equities	15,714	22,526	18,006	(30.2)	(12.7)
Fixed income	23,669	14,631	16,334	61.8	44.9
Total institutional sales and trading	39,383	37,157	34,340	6.0	14.7

Management and performance fees	1,129	1,494	1,388	(24.4)	(18.7)

Investment income/(loss)	629	(1,317)	3,298	N/M	(80.9)

Long-term financing expenses	(238)	(442)	(1,787)	(46.2)	(86.7)

Net revenues	182,391	215,035	157,896	(15.2)	15.5

Operating expenses	158,453	181,660	148,860	(12.8)	6.4

Segment pre-tax operating income	$23,938	$33,375	$9,036	(28.3)%	164.9%

Segment pre-tax operating margin	13.1%	15.5%	5.7%

Asset Management
Management and performance fees
Management fees	$9,288	$9,587	$11,193	(3.1)%	(17.0)%
Performance fees	1	16	8	(93.8)	(87.5)
Total management and performance fees	9,289	9,603	11,201	(3.3)	(17.1)

Investment income/(loss)	152	(267)	(35)	N/M	N/M

Net revenues	9,441	9,336	11,166	1.1	(15.4)

Operating expenses	10,449	10,766	12,164	(2.9)	(14.1)

Segment pre-tax operating loss	$(1,008)	$(1,430)	$(998)	N/M	N/M

Segment pre-tax operating margin	(10.7)%	(15.3)%	(8.9)%

Total
Net revenues	$191,832	$224,371	$169,062	(14.5)%	13.5%

Operating expenses	168,902	192,426	161,024	(12.2)	4.9

Pre-tax operating income	$22,930	$31,945	$8,038	(28.2)%	185.3%

Pre-tax operating margin	12.0%	14.2%	4.8%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '19	1Q '19
(Amounts in thousands, except per share data)	2019	2018	2018	vs. 4Q '18	vs. 1Q '18
Revenues:
Investment banking	$141,061	$177,775	$120,841	(20.7)%	16.7%
Institutional brokerage	34,954	32,102	27,645	8.9	26.4
Asset management	10,418	11,097	12,589	(6.1)	(17.2)
Interest	7,567	7,566	10,413	—	(27.3)
Investment income/(loss)	62	(3,024)	1,993	N/M	(96.9)
Total revenues	194,062	225,516	173,481	(13.9)	11.9

Interest expense	2,643	2,409	5,338	9.7	(50.5)

Adjusted net revenues (2)	$191,419	$223,107	$168,143	(14.2)%	13.8%

Non-interest expenses:
Adjusted compensation and benefits (3)	$120,329	$137,161	$104,966	(12.3)%	14.6%
Ratio of adjusted compensation and benefits to adjusted net revenues	62.9%	61.5%	62.4%

Adjusted non-compensation expenses (4)	$43,011	$45,489	$42,167	(5.4)%	2.0%
Ratio of adjusted non-compensation expenses to adjusted net revenues	22.5%	20.4%	25.1%

Adjusted income:
Adjusted income before adjusted income tax expense/(benefit) (5)	$28,079	$40,457	$21,010	(30.6)%	33.6%
Adjusted operating margin (6)	14.7%	18.1%	12.5%

Adjusted income tax expense/(benefit) (7)	5,009	10,523	(312)	(52.4)	N/M

Adjusted net income (8)	$23,070	$29,934	$21,322	(22.9)%	8.2%
Effective tax rate (9)	17.8%	26.0%	N/M

Adjusted net income applicable to Piper Jaffray Companies’ common shareholders (10)	$21,279	$26,628	$18,442	(20.1)%	15.4%

Adjusted earnings per diluted common share	$1.57	$1.99	$1.38	(21.1)%	13.8%

Weighted average number of common shares outstanding
Diluted	13,530	13,367	13,382	1.2%	1.1%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Jaffray Companies
Preliminary Adjusted Segment Data (Non-GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '19	1Q '19
(Dollars in thousands)	2019	2018	2018	vs. 4Q '18	vs. 1Q '18
Capital Markets
Investment banking
Advisory services	$114,879	$128,050	$75,329	(10.3)%	52.5%
Financing
Equities	13,527	22,304	37,642	(39.4)	(64.1)
Debt	13,082	27,789	7,686	(52.9)	70.2
Total investment banking	141,488	178,143	120,657	(20.6)	17.3

Institutional sales and trading
Equities	15,714	22,526	18,006	(30.2)	(12.7)
Fixed income	23,669	14,631	16,334	61.8	44.9
Total institutional sales and trading	39,383	37,157	34,340	6.0	14.7

Management and performance fees	1,129	1,494	1,388	(24.4)	(18.7)

Investment income/(loss)	216	(2,581)	2,379	N/M	(90.9)

Long-term financing expenses	(238)	(442)	(1,787)	(46.2)	(86.7)

Adjusted net revenues (2)	181,978	213,771	156,977	(14.9)	15.9

Adjusted operating expenses (12)	154,250	173,284	136,370	(11.0)	13.1

Adjusted segment pre-tax operating income	$27,728	$40,487	$20,607	(31.5)%	34.6%

Adjusted segment pre-tax operating margin (6)	15.2%	18.9%	13.1%

Asset Management
Management and performance fees
Management fees	$9,288	$9,587	$11,193	(3.1)%	(17.0)%
Performance fees	1	16	8	(93.8)	(87.5)
Total management and performance fees	9,289	9,603	11,201	(3.3)	(17.1)

Investment income/(loss)	152	(267)	(35)	N/M	N/M

Net revenues	9,441	9,336	11,166	1.1	(15.4)

Adjusted operating expenses (13)	9,090	9,366	10,763	(2.9)	(15.5)

Adjusted segment pre-tax operating income/(loss) (13)	$351	$(30)	$403	N/M	(12.9)%

Adjusted segment pre-tax operating margin (6)	3.7%	(0.3)%	3.6%

Total
Adjusted net revenues (2)	$191,419	$223,107	$168,143	(14.2)%	13.8%

Adjusted operating expenses	163,340	182,650	147,133	(10.6)	11.0

Adjusted pre-tax operating income (5)	$28,079	$40,457	$21,010	(30.6)%	33.6%

Adjusted pre-tax operating margin (6)	14.7%	18.1%	12.5%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2019	2018	2018

Consolidated
Net revenues:
Net revenues – U.S. GAAP basis	$191,832	$224,371	$169,062
Adjustments:
Revenue related to noncontrolling interests (11)	(413)	(1,264)	(919)
Adjusted net revenues	$191,419	$223,107	$168,143

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$122,636	$142,952	$115,170
Adjustments:
Compensation from acquisition-related agreements	(2,307)	(5,791)	(10,204)
Adjusted compensation and benefits	$120,329	$137,161	$104,966

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$46,266	$49,474	$45,854
Adjustments:
Non-compensation expenses related to noncontrolling interests (11)	(1,029)	(1,199)	(903)
Amortization of intangible assets related to acquisitions	(2,112)	(2,615)	(2,615)
Non-compensation expenses from acquisition-related agreements	(114)	(171)	(169)
Adjusted non-compensation expenses	$43,011	$45,489	$42,167

Income before income tax expense/(benefit):
Income before income tax expense/(benefit) – U.S. GAAP basis	$22,930	$31,945	$8,038
Adjustments:
Revenue related to noncontrolling interests (11)	(413)	(1,264)	(919)
Expenses related to noncontrolling interests (11)	1,029	1,199	903
Compensation from acquisition-related agreements	2,307	5,791	10,204
Amortization of intangible assets related to acquisitions	2,112	2,615	2,615
Non-compensation expenses from acquisition-related agreements	114	171	169
Adjusted income before adjusted income tax expense/(benefit)	$28,079	$40,457	$21,010

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$4,124	$13,696	$(2,581)
Tax effect of adjustments:
Compensation from acquisition-related agreements	366	1,436	2,531
Amortization of intangible assets related to acquisitions	519	648	648
Non-compensation expenses from acquisition-related agreements	—	42	42
Impact of the Tax Cuts and Jobs Act legislation	—	—	(952)
Impact of deferred tax asset valuation allowance	—	(5,299)	—
Adjusted income tax expense/(benefit)	$5,009	$10,523	$(312)

Continued on next page

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2019	2018	2018

Net income applicable to Piper Jaffray Companies:
Net income applicable to Piper Jaffray Companies – U.S. GAAP basis	$19,422	$18,184	$10,603
Adjustments:
Compensation from acquisition-related agreements	1,941	4,355	7,673
Amortization of intangible assets related to acquisitions	1,593	1,967	1,967
Non-compensation expenses from acquisition-related agreements	114	129	127
Impact of the Tax Cuts and Jobs Act legislation	—	—	952
Impact of deferred tax asset valuation allowance	—	5,299	—
Adjusted net income	$23,070	$29,934	$21,322

Net income applicable to Piper Jaffray Companies' common shareholders:
Net income applicable to Piper Jaffray Companies' common stockholders – U.S. GAAP basis	$17,835	$16,164	$6,435
Adjustment for undistributed loss allocated to participating shares (10)	80	—	2,736
	17,915	16,164	9,171
Adjustments:
Compensation from acquisition-related agreements	1,790	3,879	6,637
Amortization of intangible assets related to acquisitions	1,469	1,750	1,701
Non-compensation expenses from acquisition-related agreements	105	115	110
Impact of the Tax Cuts and Jobs Act legislation	—	—	823
Impact of deferred tax asset valuation allowance	—	4,720	—
Adjusted net income applicable to Piper Jaffray Companies' common stockholders	$21,279	$26,628	$18,442

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$1.32	$1.21	$0.47
Adjustment for undistributed loss allocated to participating shares (10)	0.01	—	0.21
	1.33	1.21	0.68
Adjustments:
Compensation from acquisition-related agreements	0.13	0.29	0.50
Amortization of intangible assets related to acquisitions	0.11	0.13	0.13
Non-compensation expenses from acquisition-related agreements	0.01	0.01	0.01
Impact of the Tax Cuts and Jobs Act legislation	—	—	0.06
Impact of deferred tax asset valuation allowance	—	0.35	—
Adjusted earnings per diluted common share	$1.57	$1.99	$1.38

Continued on next page

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2019	2018	2018

Capital Markets
Net revenues:
Net revenues – U.S. GAAP basis	$182,391	$215,035	$157,896
Adjustments:
Revenue related to noncontrolling interests (11)	(413)	(1,264)	(919)
Adjusted net revenues	$181,978	$213,771	$156,977

Operating expenses:
Operating expenses – U.S. GAAP basis	$158,453	$181,660	$148,860
Adjustments:
Expenses related to noncontrolling interests (11)	(1,029)	(1,199)	(903)
Compensation from acquisition-related agreements	(2,307)	(5,791)	(10,204)
Amortization of intangible assets related to acquisitions	(753)	(1,215)	(1,214)
Non-compensation expenses from acquisition-related agreements	(114)	(171)	(169)
Adjusted operating expenses	$154,250	$173,284	$136,370

Segment pre-tax operating income:
Segment pre-tax operating income – U.S. GAAP basis	$23,938	$33,375	$9,036
Adjustments:
Revenue related to noncontrolling interests (11)	(413)	(1,264)	(919)
Expenses related to noncontrolling interests (11)	1,029	1,199	903
Compensation from acquisition-related agreements	2,307	5,791	10,204
Amortization of intangible assets related to acquisitions	753	1,215	1,214
Non-compensation expenses from acquisition-related agreements	114	171	169
Adjusted segment pre-tax operating income	$27,728	$40,487	$20,607

Asset Management
Operating expenses:
Operating expenses – U.S. GAAP basis	$10,449	$10,766	$12,164
Adjustments:
Amortization of intangible assets related to acquisitions	(1,359)	(1,400)	(1,401)
Adjusted operating expenses	$9,090	$9,366	$10,763

Segment pre-tax operating income/(loss):
Segment pre-tax operating loss – U.S. GAAP basis	$(1,008)	$(1,430)	$(998)
Adjustments:
Amortization of intangible assets related to acquisitions	1,359	1,400	1,401
Adjusted segment pre-tax operating income/(loss)	$351	$(30)	$403

This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Jaffray Companies
Notes to Non-GAAP Financial Schedules

(1)
Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.

(2)	A non-GAAP measure which excludes revenues related to noncontrolling interests (see (11) below).

(3)	A non-GAAP measure which excludes compensation expense from acquisition-related agreements.

(4)
A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (11) below), (b) non-compensation expenses from acquisition-related agreements and (c) amortization of intangible assets related to acquisitions.

(5)
A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (11) below), (b) compensation and non-compensation expenses from acquisition-related agreements and (c) amortization of intangible assets related to acquisitions.

(6)	A non-GAAP measure which represents adjusted income before adjusted income tax expense/(benefit) as a percentage of adjusted net revenues.

(7)
A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements and (b) amortization of intangible assets related to acquisitions. This also excludes the impact of a one-time remeasurement of deferred tax assets due to a lower federal corporate tax rate resulting from the enactment of the Tax Cuts and Jobs Act, as well as the impact of a deferred tax valuation allowance.

(8)
A non-GAAP measure which represents net income earned by the Company excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) amortization of intangible assets related to acquisitions, (c) the impact of the enactment of the Tax Cuts and Jobs Act, (d) the impact of a deferred tax valuation allowance and (e) the income tax expense/(benefit) allocated to the adjustments.

(9)
Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense/(benefit) and the denominator of which is adjusted income before adjusted income tax expense/(benefit).

(10)
Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated adjusted net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested stock with non-forfeitable dividend rights. No allocation of undistributed earnings is made for periods in which a loss is incurred, or for periods in which the special cash dividend exceeds adjusted net income resulting in an undistributed loss.

(11)	Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Jaffray Companies.

(12)
A non-GAAP measure which excludes (a) expenses related to noncontrolling interests (see (11) above), (b) compensation and non-compensation expenses from acquisition-related agreements and (c) amortization of intangible assets related to acquisitions.

(13)	A non-GAAP measure which excludes amortization of intangible assets related to acquisitions.